Exhibit 23

Consent Of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Howard Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-205476, 333-214333 and 333-219321) and on Forms S-8 (Nos. 333-187714 and 333-191938) of Howard Bancorp, Inc., of our reports dated March 15, 2019, with respect to the consolidated financial statements of Howard Bancorp, Inc. and Subsidiary, and the effectiveness of internal control over financial reporting, which reports appear in Howard Bancorp Inc.’s 2018 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

March 15, 2019